Exhibit 10.13

Know-how License Agreement

This Know-how License Agreement (this “Agreement”) is entered into on September 28, 2006 by and between:

Licensor: AutoNavi Information Technology Co., Ltd.

Registered Address: Room 2, 16/F Daheng Scitech Mansion, 3 Suzhou Street, Haidian District, Beijing

Licensee: AutoNavi Software Co., Ltd.

Registered Address: 23, Huoju Street, Changping Science and Technology Park, Changping District, Beijing

WHEREAS:

(1)	The Licensor, a wholly foreign owned enterprise registered in Beijing under the laws of the PRC, owns the know-how set forth in Appendix 1 hereto.

(2)	The Licensee, a limited liability company registered in Beijing under the laws of the PRC, is engaged in its business within its approved business scope with the approval of relevant competent governmental authorities.

(3)	The Licensor agrees to grant to the Licensee and the Licensee agrees to accept a license to use the know-how hereunder on the terms and conditions set forth herein.

(4)	The Licensor and the Licensee has entered into Domain Name License Agreement and Patent License Agreement, both of which together with this Agreement are hereinafter referred to as the Business Agreements.

NOW THEREFORE, the parties through mutual negotiation agree as follows:

1.	Grant of License

1.1	License of Know-how

The Licensor agrees to grant to the Licensee and the Licensee agrees to accept a non-sole and non-exclusive license to use the know-how (a list of which is set forth in Appendix 1, the “Know-how”) on the terms and conditions of this Agreement.

1.2	Ownership and License of Improved Technical Achievements

The Licensee agrees that any new technical achievements attained by it by using the Know-how provided by the Licensor belong to the Licensor. The Licensor agrees to grant to the Licensee and the Licensee agrees to accept a license to use the new technical achievements on the terms and conditions of this Agreement.

1.3	Scope

1.3.1	The license to use the Know-how granted to the Licensee hereunder shall be valid only within the approved scope of business of the Licensee. Unless otherwise specified herein to the contrary, the Licensee agrees not to directly or indirectly use or permit the use of the Know-how beyond the aforesaid scope in any ways.

1.3.2	The license granted to the Licensee hereunder shall only be effective within the PRC (excluding Hong Kong, Macao and Taiwan). The Licensee agrees not to use or permit the use of the Know-how hereunder in other territories directly or indirectly.

2.	Payment Method

The Licensee agrees to pay the Licensor an amount of license fee. The method to calculate the specific amount of and to pay the license fee is set forth in Appendix 2 hereto.

3.	Goodwill

The Licensee recognizes the value of the goodwill relating to the Know-how and acknowledges that the Know-how, the rights attached to the Know-how and the goodwill relating to the Know-how only belong to the Licensor.

4.	Confidentiality

4.1	The Licensee shall keep confidential of the secret materials and information (the “Confidential Information”) of the Licensor that are known to or accessible by it as a result of its acceptance of the license of the Know-how and not to disclose, give or transfer such Confidential Information to any third party without the prior written consent of the Licensor. Upon termination of this Agreement, the Licensee shall, at the request of the Licensor, return to the Licensor or destroy any documents, material or software containing the Confidential Information and delete any Confidential Information from any relevant memory device, and shall not continue to use the Confidential Information.

4.2	The parties hereto agree that Article 4.1 shall survive the variation, rescission or termination of this Agreement.

5.	Warranties

5.1	The Licensor represents and warrants that:

5.1.1	The Licensor is a wholly foreign owned duly registered and validly existing under the laws of the PRC.

5.1.2	The Licensor executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions and has obtained necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

5.1.3	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of the Licensor enforceable against it in accordance with the terms of this Agreement.

5.1.4	The Licensor has the copyright and ownership of the Know-how.

5.2	The Licensee represents and warrants that:

5.2.1	The Licensee is a wholly foreign owned enterprise duly registered and validly existing under the laws of the PRC and engages in its business with the approval of the competent governmental authority.

5.2.2	The Licensee executes and performs this Agreement within its authority and scope of business, it has been duly authorized by requisite corporate actions (including but not limited to the consents of all its shareholders) and has obtained appropriate authorizations and necessary consents and approvals of third parties and governmental authorities, and it does not violate the laws and corporate restrictions which are binding or have an effect on it.

5.2.3	This Agreement, upon execution, shall constitute a legal, valid and binding obligation of the Licensee enforceable against it in accordance with the terms of this Agreement.

6.	Licensor’s Right to License and Protection of Licensor’s Rights

6.1	The Licensee agrees not to challenge the Licensor’s right to license and other rights with respect to the Know-how hereunder, not to challenge the validity of this Agreement, and not to perform any acts that the Licensor believes will impair such ownership, license and other rights within the term of this Agreement and thereafter.

6.2	The Licensee agrees to provide necessary assistance to the Licensor to protect the Licensor’s rights to the Know-how. Should any third party bring a claim against the Licensor’s Know-how, at the Licensor’s discretion, the Licensor may defend such claim in its own name, in the Licensee’s name or in both parties name. In the event any third party commits any infringement on the Know-how, the Licensee shall notify the Licensor immediately in writing of such infringement to the extent of its knowledge; only the Licensor is entitled to decide whether to take actions against such infringement.

6.3	The Licensee agrees to use the Know-how only in accordance with this Agreement and shall not use the Know-how in any manner which the Licensor deems as deceptive, misleading or other manners that may impair the Know-how or the Licensor’s reputation.

7.	Quality Control

The Licensee shall, to the greatest extent possible, improve the quality of the business run by it, so as to protect and strengthen the reputation represented by the Know-how.

8.	Promotion

If the Licensee needs to use any promotional materials relating to the Know-how hereunder in any event, the cost of production of such promotional materials shall be borne by the Licensee. The Licensor shall have sole and exclusive rights to the copyright and other intellectual property rights of all the promotional materials in connection with the Know-how, regardless of whether such promotional materials are developed or used by the Licensor or the Licensee. The Licensee agrees that it will not promote or advertise the Know-how in broadcast, TV, newspaper, magazine, Internet or other media without the prior written consent of the Licensor.

9.	Effectiveness and Term

9.1	This Agreement shall be executed and take effect as of the date first written above. This Agreement shall have a term of 10 years, unless it is early terminated pursuant to this Agreement. However, the Licensor and the Licensee shall review the content of this Agreement each three months upon execution of this Agreement to decide whether this Agreement needs to be revised or supplemented with reference to the then circumstance.

9.2	The term of this Agreement may be extended for a year if such extension is confirmed by the Licensor in writing prior to the expiry of the term of this Agreement, provided that the Licensee shall have no right to decide whether to extend the term of this Agreement.

10	Filing for Record

The Licensor shall file a copy of this Agreement with the relevant Chinese know-how administrative authority for record within three months of the date hereof.

11.	Termination

11.1	Termination on the Expiry Date

This Agreement shall terminate on the expiry date of this Agreement or at the time the copyright or license with respect to the Know-how owned by the Licensor is terminated, whichever is earlier.

11.2	Early Termination

If either party hereto commits a material breach, including without limitation breaching its obligations under Articles 6.1, 6.2 and 6.3 hereof, and fails to correct its breach within 30 days of its receipt of a notice from the non-breaching party stating the occurrence and existence of the breach, the non-breaching party may terminate this Agreement immediately by written notice to the breaching party, provided that the termination of this Agreement shall not prejudice the rights and remedies the terminating party may be entitled to at law or for other reasons.

The Licensor may terminate this Agreement by written notice to the Licensee at any time within the term of this Agreement, in which case such termination notice shall become effective 30 days after its issuance.

Upon early termination of this Agreement pursuant to this article, the other Operating Agreement shall terminate simultaneously.

11.3	Provisions after Termination

Articles 3, 4, 6, 15 and 16 hereof shall survive the termination or rescission of this Agreement.

12.	Force Majeure

12.1	“Force Majeure” means any event that is beyond a party’s reasonable control and cannot be prevented with reasonable care of the affected party, including but not limited to acts of government, acts of nature, fire, explosion, geographical variation, storm, flood, earthquake, tide, lightning or war. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the reasonable control of a party. The affected party seeking to be exempted from performing its obligations hereunder or under any provisions hereof shall promptly notify the other party of such exemption.

12.2	When the performance of this Agreement is delayed or prevented due to the “force majeure” defined in the preceding paragraph, the affected party shall not assume any liability under this Agreement to the extent of such delay or prevention. The affected party shall take appropriate measures to mitigate or eliminate the impact of “force majeure” and take the effort to resume performance of the obligations delayed or prevented by the “force majeure”. Once the event of force majeure is removed, both parties agree to resume the performance of this Agreement with their greatest efforts.

13.	Notices

Notices or other communications required to be given by either party under this Agreement shall be written in English or Chinese and shall be delivered by hand delivery, registered mail, postage prepaid mail, or recognized courier service or facsimile to the following address of the relevant party or parties.

Licensor: AutoNavi Information Technology Co., Ltd.

Address: Room 2, 16/F Daheng Science and Technology Plaza, 3 Suzhou Street, Haidian District, Beijing

Licensee: AutoNavi Software Co., Ltd.

Address: 23, Huoju Street, Changping Science and Technology Park, Changping District, Beijing

14.	Re-transfer and Sub-license

The Licensee shall not transfer, lease, pledge or sub-license the rights and obligations licensed to the Licensee by the Licensor by and under this Agreement to third persons without the written consent of the Licensor, nor shall the Licensee transfer the economic benefits of the license received by it in other ways or any part of the rights hereunder to third person.

15.	Dispute Settlement

Any dispute arises from the interpretation and performance of the provisions of this Agreement shall be resolved by the parties hereto in good faith through consultation. If the dispute cannot be resolved within thirty (30) days after the issuance by a party to the other party of a notice requesting resolve the dispute, either party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration proceedings shall take place in Beijing and be conducted in Chinese. The arbitral award shall be final and binding upon the parties.

16.	Governing Law

The validity, interpretation and performance of this Agreement shall be governed by Chinese laws.

17.	Amendments and Supplements to Agreement

Any amendments and supplements to this Agreement shall be made by in writing. Any amendment agreement and supplemental agreement in connection with this Agreement which have been duly executed by the parties hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

18.	Severability

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant law, then such provision shall be deemed invalid or unenforceable only within the scope of the related jurisdiction and that it shall not affect the legal effect of the other provisions of this Agreement.

19.	Appendices

Any appendixes hereto constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

20.	Miscellaneous

This Agreement shall be written in Chinese in two copies.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date first written above.

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Signature page of Know-how License Agreement

Licensor: AutoNavi Information Technology Co., Ltd.
/seal/

Authorized Representative:	/s/ Cheng Congwu

Licensee: AutoNavi Software Co., Ltd.
/seal/

Authorized Representative:	/s/ Hou Jun

Appendix 1

List of Know-how under this Agreement

Type	Name	Application Field	Remarks
Algorithm / application software	Database fuzzy search engine	Search / navigation fields	Under official use / in the process of upgrading development
Heterogeneous database integration system
Route planning engine
Route guidance engine
Map matching engine
Map display engine
Intelligent Chinese word segmentation

Appendix 2

Method of Calculation and Payment of License Fee

The Licensee shall pay the Licensor RMB50,000 per year as the licensee fee. The Licensor shall have the right to decide at its own discretion whether to exempt the Licensee from paying such license fee or not.